FOR IMMEDIATE RELEASE
May 2, 2013

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
REPORTS THIRD QUARTER 2013 OPERATING RESULTS

Fairfield, New Jersey, May 2, 2013 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2013 of $1,744,000 or $0.03 per diluted share.

The results represent an increase of $567,000 compared to net income of $1,177,000, or $0.02 per diluted share, for the quarter ended December 31, 2012.  The increase in net income between linked quarters reflected increases in net interest income and non-interest income that were partially offset by increases in non-interest expense and the provision for loan losses.  These factors contributed to an overall  increase in pre-tax net income that was augmented by a decline in the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At March 31, 2013, Kearny Financial Corp. had total assets of $2.87 billion which included net loans receivable of $1.33 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.07 billion.  As of that same date, deposits and borrowings totaled $2.15 billion and $183.2 million, respectively, while stockholders’ equity totaled $483.7 million or 16.87% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended March 31, 2013 in comparison to those for the prior linked quarter ended December 31, 2012.  Comparative statement of condition information for June 30, 2012 and statement of operations information for the three and nine months ended March 31, 2012 is also presented in tabular form in the Financial Highlights section at the end of this discussion.

Restructuring Transaction

During the two month period ended April 30, 2013, the Company successfully completed a series of balance sheet restructuring transactions that are expected to result in improvements in the financial position and expected operating results of the Company and the Bank.  The Company expects such improvements to be reflected in an expanded net interest margin resulting in an immediate improvement in net interest income and earnings.

Through these restructuring transactions, the Company reduced its concentration in agency mortgage-backed securities (“MBS”) in favor of other investment sectors within the portfolio.  As a result, the Company reduced its exposure to residential mortgage prepayment and extension risk while enhancing the overall yield of the investment portfolio and providing some additional protection to earnings against potential movements in market interest rates.  Gains recognized through the sale of MBS enabled the Company to fully offset the costs of prepaying a portion of its high-rate Federal Home Loan Bank (“FHLB”) advances.  Additionally, the Company modified the terms of its remaining high-rate FHLB advances to a lower interest rate while extending the duration of the modified funding to better protect against potential increases in interest rates in the future.

As discussed below, the restructuring was initiated by the Company in March 2013 and completed during April 2013.  Consequently, only a portion of the applicable transactions were completed by the close of the Company’s third quarter ended March 31, 2013, with the remaining transactions being reflected in the Company’s financial results for the quarter and fiscal-year ending June 30, 2013.

Key features and characteristics of the restructuring transactions are as follows:

•
During March 2013, the Company sold available for sale agency MBS totaling approximately $330.0 million with a weighted average book yield of 1.78% resulting in a one-time gain on sale totaling approximately $9.1 million;

•
During March 2013, a portion of the proceeds from the noted MBS sales were used to prepay $60.0 million of fixed-rate FHLB advances at a weighted average rate of 3.99% resulting in a one-time expense of $8.7 million largely attributable to the prepayment penalties paid to the FHLB to extinguish the debt; and

•
During March and April 2013, the Company reinvested the remaining proceeds from the noted MBS sales into a diversified mix of high-quality securities with an aggregate tax-effective yield modestly exceeding that of the MBS sold.  Such securities primarily included:

o	Fixed-rate, bank-qualified municipal obligations;
o	Floating-rate corporate bonds issued by financial companies;
o	Floating-rate, asset-backed securities comprising education loans with 97% U.S. government guarantees;
o	Fixed-rate agency commercial MBS secured by multifamily mortgage loans; and
o	Fixed-rate agency collateralized mortgage obligations (“CMO”).

•
During April 2013, the Company modified the terms of its remaining $145.0 million of “putable” FHLB advances with a weighted average cost of 3.68% and weighted average remaining maturity of approximately 4.5 years.  Such advances were currently subject to the FHLB’s quarterly “put” option enabling it to demand repayment in full in the event of an increase in interest rates.  The terms of the modified advances extended their “non-putable” period to five years with a final stated maturity of ten years while reducing their average interest rate by 0.64% to 3.04% at no immediate cost to the Company.

Given the effects of the restructuring, the Company continues to maintain high levels of on-balance sheet liquidity while the sensitivity of its Economic Value of Equity (“EVE”) to movements in interest rates - a key measure of long-term exposure to interest rate risk – remained substantially unchanged.  Moreover, the Company is evaluating additional opportunities to utilize capital through effective deployment of wholesale growth and diversification strategies designed to improve earnings further while prudently managing its exposure to interest rate, credit and liquidity risk.

Sandler O’Neill + Partners, L.P. served as advisor to the Company regarding the balance sheet restructuring strategies noted in this release.

Net Interest Income

Net interest income during the quarter ended March 31, 2013 was $16.3 million, an increase of $352,000 compared to net interest income of $16.0 million during the quarter ended December 31, 2012.  For those same comparative periods, the Company’s net interest margin increased by nine basis points to 2.51% from 2.42%.

The increase in net interest income between linked quarters resulted from a decrease in interest expense that was partially offset by a smaller decline in interest income.  The decrease in interest income between linked periods was primarily attributable to a $22.0 million decline in the average balance of interest-earning assets.  The overall decline in the average balance primarily reflected a decrease in the average balance of mortgage-backed securities that was partially offset by an increase in the average balances of all other categories of earning assets including loans, non-mortgage-backed securities and other interest-earning assets.  The decline in the average balance of mortgage-backed securities and partially offsetting increases in the average balances of non-mortgage-backed securities and other interest-earning assets arose largely from the restructuring transaction noted earlier.

 The net decline in the average balance of interest-earning assets was partially offset by a one basis point increase in their average yield to 3.31% for the quarter ended March 31, 2013 from 3.30% for the quarter ended December 31, 2012.  The net increase in average yield on earning assets was reflected in the increase in the average yield of mortgage-backed securities that was partially offset by declines in the average yield on loans, non-mortgage-backed securities and other interest-earning assets.  The increase in the average yield on mortgage-backed securities largely reflected the effects of a decrease in premium amortization attributable to slowing prepayments.  By contrast, the decline in the average yield of loans reflected the combined effects of the repayment of higher yielding loans and the origination of new loans at comparatively lower yields reflecting current market conditions.

As noted, the decline in interest income between linked quarters was more than offset by the decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to a nine basis point decline in the average cost of interest-bearing liabilities which decreased to 0.96% for the quarter ended March 31, 2013 from 1.05% for the quarter ended December 31, 2012.  The reduction in average cost reflected declines across all categories of interest-bearing deposits including interest-bearing checking accounts, savings and club accounts and certificates of deposit, as well as a decline in the average cost of other borrowings, comprised primarily of depositor sweep accounts.  The average cost of FHLB borrowings remained unchanged between those same comparative periods.  The Company anticipates a decline in the average cost of FHLB borrowings in the fourth quarter ending June 30, 2013 as a result of the restructuring transaction noted earlier.

The decline in interest expense between linked periods also reflected a net decrease of $17.2 million in the average balance of interest-bearing liabilities with such declines reflecting a decrease in the average balance of borrowings that was partially offset by an increase in the average balance of interest-bearing deposits.  The increase in interest-bearing deposits reflected increases in the average balance of interest-bearing checking accounts and savings and club accounts that were largely offset by a decline in the average balance of certificates of deposit.

  The noted decrease in the average balance of borrowings partly reflected a decline in the average balance of depositor sweep accounts.  However, the decline also reflected a decrease in the balance of FHLB borrowings arising from restructuring transaction noted earlier.

Provision for Loan Losses

The provision for loan losses totaled $1.4 million for the quarter ended March 31, 2013 which was approximately the same as the prior quarter ended December 31, 2012.  However, the expense in the current period reflected a larger provision attributable to comparatively greater growth in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.  The increase in the provision on the non-impaired portion of the loan portfolio was largely offset by a decline in impairment losses identified on specific impaired loans compared to those recorded during the prior quarter.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), increased by $576,000 to $2,003,000 for the quarter ended March 31, 2013 from $1,427,000 for the quarter ended December 31, 2012.   The increase in non-interest income was largely attributable to the recognition of $545,000 in gains from the sale of the guaranteed portion of Small Business Administration (“SBA”) loans originated during the current quarter for which no such gains were recognized during the prior period.  The increase in non-interest income also reflected an increase in income on bank-owned life insurance arising from the purchase of additional policies during the current period.  These increases were partially offset by declines in loan and deposit-related fees and charges primarily attributable to decreases in loan prepayment penalties and seasonal fluctuations in electronic banking fees and charges, respectively.

Non-interest income also includes gains and losses on sale of REO.  For the quarter ended March 31, 2013, net REO sale losses totaled $8,000 compared to $239,000 for the quarter ended December 31, 2012 with losses during both comparative periods being primarily attributed to reducing the carrying value of various REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.  Where applicable, such losses were partially offset by REO sale gains.

At March 31, 2013, the Bank held a total of nine REO properties with an aggregate carrying value of $3.3 million.  Two properties with aggregate carrying values totaling $1.6 million were under contract for sale at March 31, 2013 with such values reflecting the net sale proceeds that the Bank expects to receive based upon the terms of those contracts.

Finally, non-interest income during the quarter ended March 31, 2013 reflected net gains on sale of securities totaling $9.1 million attributable to the sale of mortgage-backed securities totaling approximately $330.0 million during the quarter in conjunction with the restructuring transaction noted earlier.  As noted below, such sale gains were largely offset by the cost of borrowing prepayment penalties recognized during the period.  By comparison, the Company recognized gains of $1.1 million during the prior quarter ended December 31, 2012 attributable to the sale of $70.8 million in securities during that earlier period.

Non-interest Expense

Non-interest expense, excluding debt extinguishment expense of $8.7 million, increased by $63,000 to $15.3 million for the quarter ended March 31, 2013 from $15.2 million for the quarter ended December 31, 2012.  The increase in non-interest expense primarily reflected increases in compensation and occupancy expenses.  These noted increases were partially offset by less noteworthy declines in equipment and systems expense, advertising and marketing expense and miscellaneous expense coupled with nominal decreases in deposit insurance expense and director compensation expense.

Several factors contributed to the net increase in compensation expense including increases in wages and salaries, payroll taxes and medical benefits that went into effect during the first quarter of calendar 2013.

The reported increase in occupancy expenses was largely attributable to an increase in facility repairs and maintenance costs arising from seasonal fluctuations in such expenses as well as the recognition of certain non-recurring repairs to bank facilities during the period.

The noted decreases in equipment and systems expense, advertising and marketing expense and miscellaneous expense as well as the decreases noted in deposit insurance expense and director compensation expense, largely reflected normal operating fluctuations within the applicable categories.

Non-interest expense for the quarter ended March 31, 2013 also included $8.7 million of borrowing prepayment penalties included in debt extinguishment expense arising from prepayment of $60.0 million of advances from the FHLB in conjunction with the restructuring transaction noted earlier.  As noted above, such expenses were more than offset by the recognition of investment security sale gains during the period.

In an effort to offset a portion of the increase in operating expenses arising from its expanded commercial lending operations, management anticipates embarking on a comprehensive evaluation of all non-interest expenses with the goal of reducing current operating expenses, where practicable, while also controlling increases in operating expenses in the future.

Provision for Income Taxes

The provision for income taxes decreased by $195,000 to $323,000 for the quarter ended March 31, 2013 from $518,000 for the quarter ended December 31, 2012.  The variance in income taxes between comparative quarters was partly attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.  However, the variance also reflected the Bank’s recognition of an income tax benefit during the current quarter arising from the recognition of capital gains resulting from the restructuring transaction noted earlier.  Such gains enabled the Company to recognize the income tax benefits attributable to capital losses incurred during prior years for which no deferred benefit had been previously recognized.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $22.9 million to $209.9 million at March 31, 2013 from $187.0 million at December 31, 2012.  The increase in the balance was largely attributable to cash inflows arising from the sale of investment securities in conjunction with the restructuring transaction noted earlier.  As discussed below, a portion of the cash inflows from such sales were redeployed into the investment portfolio or used to prepay selected borrowings by March 31, 2013.  However, a portion of such proceeds remained in cash and cash equivalents as of that date pending their redeployment into additional investment securities during the following month.

Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $38.7 million to $1.34 billion at March 31, 2013 from $1.30 billion at December 31, 2012.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $67.6 million that was partially offset by a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $26.6 million.  For those same comparative periods, the outstanding balance of construction loans decreased $2.3 million while consumer loans decreased $61,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in the Company’s business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $166.2 million or 30.9% to $703.5 million or 52.4% of total loans at March 31, 2013 compared to $537.3 million or 42.6% of total loans at March 31, 2012.  As noted above, the Company’s commercial loan origination and closing volume increased significantly during the most recent quarter ended March 31, 2013 and the Company expects such volumes to remain robust over the near term.  Toward that end, the Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By contrast, the aggregate decline in the residential mortgage loan portfolio for the quarter ended March 31, 2013 continues to reflect the Company’s diminished strategic focus on such loans coupled with the reduced level of “new purchase” loan demand resulting from a weak economy and lower real estate values.  The decline in the outstanding balance of the portfolio was exacerbated by accelerated refinancing activity resulting primarily from longer-term mortgage rates holding at historical lows during the current quarter.  Such declines in mortgage rates were largely attributable to the Federal Reserve’s efforts to stimulate the economy by driving longer-term interest rates lower through quantitative easing.  Through this policy, the Federal Reserve has continued to aggressively purchase mortgage-backed securities in the open market thereby driving the yield on such securities, and their underlying mortgage loans, to historical lows.

As a portfolio lender cognizant of potential exposure to interest rate risk, the Company has generally refrained from lowering its long-term, fixed-rate residential mortgage rates to the levels available in the marketplace.  Consequently, a portion of the Company’s residential mortgage borrowers may continue to seek long-term, fixed-rate refinancing opportunities from other market resources resulting in further declines in the outstanding balance of its residential mortgage loan portfolio.  As part of the ongoing evolution of its business plan, the Company expects to evaluate various strategies that would enable it to support its residential mortgage lending activities while effectively managing the associated business risks.

For the quarter ended March 31, 2013, the balance of the Company’s non-performing assets decreased to a total of $31.6 million or 1.10% of total assets and comprised non-performing loans totaling $28.3 million, or 2.11% of total loans, plus nine REO properties totaling $3.3 million.  By comparison, at December 31, 2012, the balance of the Company’s non-performing assets totaled $35.5 million or 1.22% of total assets and comprised non-performing loans totaling $32.3 million, or 2.48% of total loans, plus nine REO properties totaling $3.2 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At March 31, 2013, the balance of non-performing loans included approximately $445,000 of accruing loans over 90 days past due and $27.9 million of nonaccrual loans.  By comparison, at December 31, 2012, the balance of non-performing loans included approximately $1.5 million of accruing loans over 90 days past due and $30.7 million of nonaccrual loans.  The noted decrease in “accruing loans over 90 days past due” is largely attributable to a decline in non-delinquent “past maturity” loans that were in the process of being extended at the close of each comparative period.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $248.7 million to $783.2 million at March 31, 2013 from $1.03 billion at December 31, 2012.  The net decrease primarily reflected securities sales totaling $330.0 million that were effected in conjunction with the restructuring transaction noted earlier.  The net decrease also included principal repayments, net of premium and discount amortization and accretion, totaling approximately $86.5 million which continued to reflect accelerating prepayments from borrower refinancings brought about by the historically low mortgage rates noted above.  Securities repayments and sales were augmented by a decrease in the unrealized gain within the available for sale portion of the portfolio of approximately $14.8 million to $24.4 million at March 31, 2013 from $39.2 million at December 31, 2012.  The decline in the unrealized gain within the portfolio was substantially attributable to their recognition as actual sale gains in conjunction with the restructuring transaction noted earlier.

These declines in the MBS portfolio were partially offset by the Bank’s purchase of $182.7 million of fixed-rate, agency pass-through and CMO securities, a significant portion of which were acquired in conjunction with the restructuring transaction noted earlier.  As previously discussed, such securities included agency MBS secured by multifamily mortgage loans issued under FNMA’s DUS program as well as agency CMOs.  An additional $7.4 million of 30-year, fixed-rate agency MBS were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage-backed securities increased by $124.7 million to $284.7 million at March 31, 2013 from $160.0 million at December 31, 2012.  The net increase primarily reflected purchases of securities totaling $126.1 million during the quarter ended March 31, 2013.  That increase was partially offset by a net increase of $359,000 in the unrealized loss on available for sale non-mortgage-backed securities to $1.8 million at March 31, 2013 from $1.4 million at December 31, 2012 as well as $1.0 million in principal repayments, net of premium and discount amortization and accretion.

Non-mortgage-backed securities purchased during the current period were primarily acquired in conjunction with the restructuring transaction noted earlier.  As previously discussed, such securities included corporate and municipal obligations as well as asset-backed securities collateralized by government guaranteed student loans.  The Company expects that diversification of its investments into these sectors will enable it to enhance earnings and more effectively manage the business risks inherent in its investment portfolio and overall balance sheet.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $31.2 million to $258.6 million at March 31, 2013 from $227.4 million at December 31, 2012.  The net increase in other assets was primarily attributable a $35.5 million increase in the Company’s balance of bank owned life insurance that was partially offset by a $2.9 million decline in its investment in FHLB stock.  The increase in bank-owned life insurance reflected the Company’s purchase of an additional $35.0 million in policies during the current quarter whose tax favored income will serve to offset certain compensation-related expenses.  The decline in FHLB stock reflected a reduction in the Bank’s mandatory investment attributable to the decline in the balance of borrowings with the FHLB.

Deposits

The balance of total deposits increased by $12.5 million to $2.15 billion at March 31, 2013 from $2.14 billion at December 31, 2012.  The net increase in deposit balances primarily reflected an increase in the balance of non-interest-bearing deposits of $11.9 million that was augmented by an increase in interest-bearing deposits of $679,000.  The net increase in interest-bearing deposit accounts reflected a $15.4 million increase in the balance of savings and club accounts that was partially offset by declines in the balance of certificates of deposit and interest-bearing checking accounts of $12.3 million and $2.3 million, respectively.  The decline in the balance of certificates of deposit was largely attributable to the Company’s active management of deposit pricing to support net interest rate spread and margin which continued to allow for some degree of controlled outflow of time deposits during the quarter ended March 31, 2013.

Borrowings

The Company reported a net decrease in borrowings of $58.9 million to $183.2 million at March 31, 2013 from $242.1 million at December 31, 2012.  The reported decrease primarily reflected the prepayment of $60.0 million of FHLB advances in conjunction with the restructuring transaction noted earlier.  The decline in borrowings also reflected the repayment of a $5.0 million FHLB advance that matured during the quarter coupled with the scheduled principal repayment of an amortizing advance from the FHLB.  These declines were partially offset by a $6.2 million increase in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

During the quarter ended March 31, 2013, stockholders’ equity decreased $8.1 million to $483.7 million from $491.8 million at December 31, 2012.  The decrease was largely attributable to a $9.0 million net decline in accumulated other comprehensive income primarily reflecting decreases in the net unrealized gains in investment securities available for sale.  The noted decrease in unrealized gains was partly attributable to the recognition of $9.1 million of actual sale gains realized during the current quarter in conjunction with the restructuring transaction noted earlier.  This decrease was augmented by a $1.2 million increase in Treasury stock reflecting the Company’s repurchase of 116,900 shares of its common stock during the period at an average price of $10.25 per share.  These declines were partially offset by net income of $1.7 million for the quarter ended March 31, 2013 coupled with a reduction of unearned ESOP shares for plan shares earned during the period.

At March 31, 2013, the Company’s total equity to assets ratio was 16.87% while the equity to assets ratio of the Bank was 16.20%.  As of that same date, the Bank’s Tier 1 leverage ratio was 12.50% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 23.34% and 24.08%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	March 31,	December 31,	June 30,
	2013	2012	2012
Selected Balance Sheet Data:
Cash and cash equivalents	$209,899	$186,991	$155,584

Securities available for sale	137,778	12,761	12,602
Securities held to maturity	146,892	147,225	34,662
Non-mortgage-backed securities	284,670	159,986	47,264

Loans receivable	1,340,965	1,302,012	1,284,236
Allowance for loan losses	(10,758)	(10,594)	(10,117)
Net loans receivable	1,330,207	1,291,418	1,274,119

Mortgage-backed securities available for sale	782,279	1,030,906	1,230,104
Mortgage-backed securities held to maturity	881	941	1,090
Mortgage-backed securities	783,160	1,031,847	1,231,194

Premises & equipment	37,427	37,813	38,677
Federal Home Loan Bank stock	11,214	14,140	14,142
Goodwill	108,591	108,591	108,591
Bank owned life insurance	85,379	49,894	48,615
Other assets	16,002	16,927	18,820
Total assets	$2,866,549	$2,897,607	$2,937,006

Non-interest bearing deposits	$179,257	$167,400	$165,118
Interest-bearing deposits	1,973,744	1,973,065	2,006,679
Deposits	2,153,001	2,140,465	2,171,797

Federal Home Loan Bank advances	145,957	211,115	211,232
Other borrowings	37,249	31,030	38,545
Borrowings	183,206	242,145	249,777

Other liabilities	46,614	23,210	23,815
Total liabilities	2,382,821	2,405,820	2,445,389

Stockholders' equity	483,728	491,787	491,617
Total liabilities & stockholders' equity	$2,866,549	$2,897,607	$2,937,006

Consolidated Capital Ratios:
Equity to assets at period end	16.87%	16.97%	16.74%
Tangible equity to tangible assets at period end (1)	13.23%	13.12%	12.87%

Share Data:
Outstanding shares (in thousands)	66,648	66,765	66,936
Closing price as reported by NASDAQ	$10.20	$9.75	$9.69
Equity per share	$7.26	$7.37	$7.34
Tangible equity per share (1)	$5.43	$5.40	$5.36

Asset Quality Ratios:
Non-performing loans to total loans	2.11%	2.48%	2.61%
Non-performing assets to total assets	1.10%	1.22%	1.27%
Allowance for loan losses to total loans	0.80%	0.81%	0.79%
Allowance for loan losses to non-performing loans	37.97%	32.84%	30.20%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets, disallowed loan servicing assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2013	2012	2012	2013	2012
Summary of Operations:
Interest income on:
Loans receivable	$15,445	$15,165	$15,809	$46,386	$48,493
Mortgage-backed securities	5,532	6,162	8,242	18,697	24,157
Non-mortgage-backed securities	462	280	278	974	1,159
Other interest-earning assets	205	195	205	595	582
Total interest-earning assets	21,644	21,802	24,534	66,652	74,391
Interest expense on:
Interest-bearing checking	417	470	620	1,433	2,074
Savings and clubs	193	225	318	700	1,051
Certificates of deposit	2,790	3,078	3,915	9,317	12,543
Total interest-bearing deposits	3,400	3,773	4,853	11,450	15,668
Federal Home Loan Bank advances	1,857	1,984	1,961	5,841	5,919
Other borrowings	41	51	50	146	169
Total borrowings	1,898	2,035	2,011	5,987	6,088
Total interest-bearing liabilities	5,298	5,808	6,864	17,437	21,756

Net interest income	16,346	15,994	17,670	49,215	52,635
Provision for loan losses	1,407	1,393	1,257	3,139	3,645
Net interest income after loan loss provision	14,939	14,601	16,413	46,076	48,990

Fees and service charges	605	617	594	1,851	1,859
Gain on securities, including other-than-temporary impairment	9,075	1,097	0	10,172	(5)
Loss on sale of real estate owned	(8)	(239)	(1,215)	(541)	(3,271)
Gain on sale of loans	545	0	218	545	526
Income from bank-owned life insurance	485	393	185	1,261	560
Electronic banking fees and charges	261	285	224	835	695
Miscellaneous	107	132	376	432	532
Total non-interest income	11,070	2,285	382	14,555	896

Salaries and employee benefits	8,977	8,791	8,538	26,580	25,082
Net occupancy expense of premises	1,777	1,655	1,685	5,030	4,866
Equipment and systems	1,879	1,896	1,686	5,752	5,429
Advertising and marketing	224	275	220	785	842
Federal deposit insurance premium	535	549	570	1,636	1,551
Directors' compensation	171	175	167	513	491
Debt extinguishment expense	8,688	0	0	8,688	0
Miscellaneous	1,691	1,850	1,895	5,422	5,630
Total non-interest expense	23,942	15,191	14,761	54,406	43,891

Income before taxes	2,067	1,695	2,034	6,225	5,995
Provision for income taxes	323	518	642	1,644	2,115
Net income	$1,744	$1,177	$1,392	$4,581	$3,880

Per Share Data:
Net income per share - basic and diluted	$0.03	$0.02	$0.02	$0.07	$0.06
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,141	66,188	66,243	66,195	66,571
Cash dividends per share (1)	$0.00	$0.00	$0.05	$0.00	$0.15
Dividend payout ratio (2)	0.0%	0.0%	87.2%	0.0%	71.4%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2013	2012	2012	2013	2012
Average Balances:
Loans receivable	$1,317,788	$1,283,239	$1,237,570	$1,295,547	$1,244,239
Mortgage-backed securities	961,971	1,116,115	1,229,908	1,094,132	1,151,195
Non-mortgage-backed securities	174,694	105,384	53,338	108,538	83,141
Other interest-earning assets	167,933	139,650	107,824	142,021	159,429
Total interest-earning assets	2,622,386	2,644,388	2,628,640	2,640,238	2,638,004
Non-interest-earning assets	269,072	269,389	259,302	273,644	260,693
Total assets	$2,891,458	$2,913,777	$2,887,942	$2,913,882	$2,898,697

Interest-bearing checking	$499,580	$483,908	$452,678	$485,114	$451,320
Savings and clubs	451,758	435,957	419,257	439,674	409,504
Certificates of deposit	1,015,053	1,045,541	1,115,919	1,051,286	1,135,952
Total interest-bearing deposits	1,966,391	1,965,406	1,987,854	1,976,074	1,996,776
Federal Home Loan Bank advances	202,809	216,690	215,277	210,289	212,588
Other borrowings	32,518	36,857	31,444	35,154	33,977
Total borrowings	235,327	253,547	246,721	245,443	246,565
Total interest-bearing liabilities	2,201,718	2,218,953	2,234,575	2,221,517	2,243,341
Non-interest-bearing liabilities	201,011	202,978	168,236	201,434	168,312
Total liabilities	2,402,729	2,421,931	2,402,811	2,422,951	2,411,653
Stockholders' equity	488,729	491,846	485,131	490,931	487,044
Total liabilities and stockholders' equity	$2,891,458	$2,913,777	$2,887,942	$2,913,882	$2,898,697
Average interest-earning assets to average
interest-bearing liabilities	119.11%	119.17%	117.63%	118.85%	117.59%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2013	2012	2012	2013	2012
Performance ratios:
Yield on average:
Loans receivable	4.69%	4.73%	5.11%	4.77%	5.20%
Mortgage-backed securities	2.30%	2.21%	2.68%	2.28%	2.80%
Non-mortgage-backed securities	1.06%	1.07%	2.08%	1.20%	1.86%
Other interest-earning assets	0.49%	0.56%	0.76%	0.56%	0.49%
Total interest-earning assets	3.31%	3.30%	3.73%	3.37%	3.76%
Cost of average:
Interest-bearing checking	0.33%	0.39%	0.55%	0.39%	0.61%
Savings and clubs	0.17%	0.21%	0.30%	0.21%	0.34%
Certificates of deposit	1.10%	1.18%	1.40%	1.18%	1.47%
Interest-bearing deposits	0.69%	0.77%	0.98%	0.77%	1.05%
Federal Home Loan Bank advances	3.66%	3.66%	3.64%	3.70%	3.71%
Other borrowings	0.51%	0.55%	0.64%	0.55%	0.67%
Total borrowings	3.23%	3.21%	3.26%	3.25%	3.29%
Total interest-bearing liabilities	0.96%	1.05%	1.23%	1.05%	1.29%

Net interest rate spread (1)	2.35%	2.25%	2.50%	2.32%	2.47%
Net interest margin (2)	2.51%	2.42%	2.69%	2.49%	2.67%

Non-interest income to average assets	1.53%	0.31%	0.05%	0.67%	0.04%
Non-interest expense to average assets	3.31%	2.09%	2.04%	2.49%	2.02%

Efficiency ratio	87.33%	83.11%	81.77%	85.32%	81.99%

Return on average assets	0.24%	0.16%	0.19%	0.21%	0.18%
Return on average equity	1.43%	0.96%	1.15%	1.24%	1.06%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.